UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

January 20, 2023

Franklin Covey Co.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 20, 2023 at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect seven directors to serve until the 2024 annual meeting of shareholders;
(ii)	To hold an advisory vote on executive compensation;
(iii)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2023; and
(iv)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 20, 2023.  The proxy statement and annual report to shareholders are available at www.proxyvote.com.

The Board of Directors has fixed the close of business on Wednesday, November 30, 2022 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman

Executive Chairman and Chairman of the Board of Directors

December 19, 2022

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

Franklin Covey Co.

2200 West Parkway Boulevard

Salt Lake City, Utah  84119-2331

____________________

PROXY STATEMENT

____________________

Annual Meeting of Shareholders
January 20, 2023

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, Franklin Covey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock), for use at our Annual Meeting of Shareholders to be held on Friday, January 20, 2023, at 8:30 a.m., in the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 19, 2022.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect seven directors to serve until the next annual meeting;  (ii) to hold an advisory vote on executive compensation;  (iii) to ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accountants for the fiscal year ending August 31, 2023;  and (iv) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation,  assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who can vote?

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Wednesday,  November 30, 2022 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 13,896,546  shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Broadridge, our stock transfer agent, you are considered a shareholder of record with respect to those shares.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, but not the shareholder of record, and your shares are held in “street name.”  You are entitled to vote your shares whether you are the shareholder of record or you hold the shares in street name.

How can you vote?

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than Thursday, January 19, 2023 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

What if I do not specify on my proxy card how I want my shares voted?

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) FOR the ratification of the appointment of Deloitte as our independent registered public accountants for the fiscal year ending August 31, 2023 (Proposal No. 3); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not currently anticipated that any other matters will be presented at the Annual Meeting.

What is “householding?”

We are sending only one notice or one copy of our proxy materials to shareholders who share the same last name and address, unless they have notified us that they want to receive multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings, and printing and mailing costs.  If any shareholder residing at such address wishes to receive a separate copy of our proxy materials in the future, or, if any shareholders sharing an address are receiving multiple copies of our proxy materials and would like to request a single copy, they may contact the Office of the Corporate Secretary at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331.

How do I vote  at the Annual Meeting?

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in street name, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

What are broker non-votes?

When a broker, bank, or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting, the broker, bank, or other nominee will inform the inspector of election that it does not have the authority to vote on the “non-discretionary” matters with respect to shares held for beneficial owners which did not provide voting instructions with respect to the “non-discretionary” matters.  This situation is commonly referred to as a “broker non-vote.”

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

Generally no.  If you hold your shares in street name and do not give voting instructions to your broker, bank, or other nominee, then your broker, bank, or other nominee may only vote your shares with respect to “discretionary” matters, but may not vote your shares with respect to “non-discretionary” matters.  Each of our proposals, except for Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, are considered “non-discretionary” matters.  As a result, if you hold your shares in street name, your broker, bank, or other nominee will not have discretion to vote your shares at the Annual Meeting, except for Proposal No. 3, if you do not provide voting instructions.  Accordingly, it is important that street name holders give instructions to their broker, bank, or other nominee by following the voting instructions received from their broker, banker, or other nominee.

May I revoke my vote prior to the Annual Meeting?

Yes.  A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

What is a Quorum?

A quorum is the presence, in person or by proxy, of at least a majority of the shares of our Common Stock outstanding as of the close of business on the Record Date.  A quorum is necessary to transact business at the Annual Meeting.  Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting.  Holders of common stock will vote as a single class.  If there are not sufficient shares represented for a quorum, then the Annual Meeting may be adjourned or postponed from time to time until a quorum is established.

What Vote is Required for a Proposal to be Approved?

Subject to the paragraph below, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Corporate Governance and Nominating Committee (the Nominating Committee) shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Approval of Proposal No. 2, the advisory vote on executive compensation, requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will not have any effect on the outcome of this proposal.

The ratification of the appointment of Deloitte as our independent registered public accountants (Proposal No. 3) requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

What are the Board’s voting recommendations?

The Board of Directors recommends that you vote “FOR” proposal nos. 1, 2, and 3 as further described in this Proxy Statement.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

FISCAL 2022 ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE (ESG) HIGHLIGHTS

At Franklin Covey, we believe we all have a role to play in shaping a brighter and more sustainable future for our clients, our people, our communities, and our shareholders.  As we continue to evolve our programs and initiatives to support a more sustainable future, we have focused our efforts on diversity, equity and inclusion, environmental sustainability, supporting our communities, and improving stakeholder engagement.

Fiscal 2022 presented a variety of challenges to our business and was unique from a number of standpoints.  The lessons learned from these challenges gave us a greater sense of urgency and sharpened our focus on driving positive change, within Franklin Covey, with our clients, and with our communities that we serve.  As a leading training and content company, some of the most consequential conversations we have with our clients are on the topics encompassed by ESG matters.

At Franklin Covey, we hold ourselves to the highest standards.  With the ongoing global pandemic and calls for racial and gender equality, we have renewed our efforts and commitment to drive positive change for our employees and the communities in which they live.  Some highlights from our fiscal 2022 ESG efforts include:

•

We have a Director of Learning, Development, and Inclusion who is responsible for the internal learning and development of our associates in ways that align with our strategic plans for equality and growth.

•

We have the Franklin Covey Diversity, Equity, and Inclusion Council, which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.

•	Two of our seven candidates for our Board of Directors are ethnically diverse.
•	Two of our seven candidates for our Board of Directors are women.
•	Approximately 67 percent of our workforce constitute women.
•	Maintaining our commitment to diversity, 31 percent of our new hires were ethnically diverse.
•	We expanded the number of Employee Resource Groups (ERGs) sponsored by the Company.
•	During the COVID-19 pandemic, we worked to ensure our employees were safe, first and foremost, felt supported, and were able to be productive.
•	We continue to provide our employees access to our content through the All Access Pass and the Leader in Me membership to assist with their continued growth and development.
•

In September 2022, we held our second annual International Day of Service, which was focused on feeding the hungry and distribution of food to the less fortunate.  Combined with the efforts of our international direct offices and international licensee partners, we contributed thousands of hours to help alleviate hunger all over the world.

For more information on our ESG efforts, please refer to the discussion under the heading “Environmental Stewardship, Social Responsibility, and Governance” found later in this Proxy Statement.

BOARD OF  DIRECTORS AND CORPORATE GOVERNANCE

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, Chief Executive Officer (CEO) performance, succession planning, strategy, risk management, compensation, growth, and innovations.  In carrying out its responsibilities, the Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Corporate Governance

Franklin Covey upholds a set of basic values and principles to guide our actions, and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer, Chief Financial Officer (CFO), and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of Franklin Covey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by a majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Diversity of Board Skills and Experience

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating Committee, in its board composition discussions, has focused on diversity of experience and perspectives in relation to guiding and overseeing the growth and development of our business.  The Board believes the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  Consistent with our longstanding focus on diversity and inclusion, the Nominating Committee believes our Board should reflect over time a diversity of gender, race, and age.  Although we do not have a formal policy on Board member diversity, and the Nominating Committee does not follow strict criteria when making decisions, we believe considering diversity is aligned with the Board’s objective of enhancing composition and available skills to most effectively evaluate and guide our strategy now and in the future.  In addition to the considerations discussed in the “Director Nomination Process” section below, the Nominating Committee seeks Board candidates who have the ability to bring diversity to the Board, which includes diverse viewpoints and perspectives.

Nominees for Election to the Board of Directors

Our Board currently consists of seven directors, five of whom are considered independent.    Nominees for election to the Board of Directors shall be elected to serve until the next annual meeting of shareholders or until their successors shall have been elected and qualified or until such director’s earlier death, resignation, or removal.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

We believe each of the nominees listed below bring extensive experience across a variety of disciplines that provides valuable breadth and depth to our Board.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for election.

We have a policy that members of our Board of Directors should retire from service at age 75 unless an extension is specifically approved.  In accordance with this policy, an extension was approved for Joel C. Peterson, who is standing for election at our Annual Meeting.

Anne H. Chow, 56

Lead Independent Director

Director Since: March 2016

Committees: Chair of the Corporate Governance and Nominating Committee and member of the Organization and Compensation Committee, and Growth and Innovations Committee

Other Directorships: None

Ms. Chow is currently serving as Lead Independent Director of the Board of Directors at Franklin Covey.  Anne is the founder of The Rewired CEO, a business services firm based in the Dallas, Texas area and has been serving as CEO since August 2022.  Ms. Chow was also recently appointed as Adjunct Professor of Executive Education at the Kellogg School of Management, Northwestern University.  Reflective of her impact in driving success at the intersection of people, culture, and technology, she was named to Fortune’s Most Powerful Women in Business twice and Forbes inaugural CEO Next List of Leaders set to revolutionize American business among other recognition.

In her prior role, Anne was the CEO of AT&T Business at AT&T from 2019 to 2022.  As CEO of AT&T Business, Anne was responsible for the company’s Business Solutions organization which serves nearly 3 million business customers in more than 200 countries and territories around the world, including nearly all the world’s Fortune 1000 companies.  Ms. Chow’s responsibilities included all AT&T’s business services across wireless, networking, cybersecurity, and advanced solutions, covering more than $35 billion in revenues.  Since 2000, Ms. Chow has held a variety of executive leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.  With decades of strategic and operational experience in the technology and telecom industry,  Anne has led many global organizations through major transformations, developing and executing innovative growth strategies while building role model relationships.  Anne is passionate about business and culture transformation, education, diversity and inclusion, and cultivating next generation leaders.

Ms. Chow holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Anne is also a graduate of the Pre-College Division of the Juilliard School of Music.

Director Qualifications:  The Company believes that Ms. Chow’s strong sales and enterprise relationship background as well as her extensive distribution and cross-functional global leadership experience provide valuable insight and skills to our Board of Directors.  Ms. Chow’s significant leadership involvement with diversified entities throughout her career provides her with wide-ranging perspective and experience in the areas of management, operations, finance, and marketing.

Craig Cuffie,  61

Independent Director

Director Since:  September 2021

Committees: Member of the Audit Committee,  Organization and Compensation Committee, and Growth and Innovations Committee

Other Directorships: None

Since June of 2022, Mr. Cuffie has served as Group Chief Procurement Officer at HSBC, one of the world’s largest banks. In his current role, Mr. Cuffie is responsible for Sourcing, Procurement, Expense Management, Corporate Travel, Sustainability, and Third-Party Management.  Prior to joining HSBC, Mr. Cuffie served as Executive Vice President and Chief Procurement Officer at Salesforce, where he served as an executive member of the Global Cyber Security Governance Team, the Global Policy Governance Team, and the Global Crisis Incident Management Team.  Mr. Cuffie’s service at Salesforce ran from 2017 to June of 2022.

Prior to joining Salesforce, Craig founded Eagle Island Advisors in 2015, a boutique private equity firm focused on sourcing lower mid-market opportunities in the 3rd Party Logistics industry.  From 2013 to 2015, Mr. Cuffie served as Vice-President of Global Operations at Jawbone, Inc., and was Chief Procurement Officer and Vice-President of Supply Chain at Clearwire from 2010 through 2013.  Over his career, Mr. Cuffie has accumulated over 30 years of business experience with 20 years of global management responsibility.  Craig’s business experience includes board of director service, supply chain, income statement management, manufacturing, and procurement in multiple geographies.

Mr. Cuffie earned his Masters Degree in management from Renssalaer Polytechnic Institute and is a member of the Executive Leadership Council, the Stanford University Graduate School of Business, Global Supply Chain Forum, the Institute for Supply Chain Management, and the procurement 50 cohort of the World 50.  While at Salesforce, Craig was an executive sponsor of BOLDforce and AbilityForce, Salesforces’ Employee Resource Groups focused on Black employees and employees with disabilities, respectively.  Mr. Cuffie is a frequent speaker on Diversity and Inclusion, its value and impact to corporate America and society.

Director Qualifications:  Mr. Cuffie’s extensive financial and operational expertise, as well as international leadership and prior board experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Craig to gain experience in many areas including finance, organizational development, financial planning, and corporate governance.  Mr. Cuffie’s substantial financial knowledge and leadership experience enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Donald J. McNamara, 69

Independent Director

Director Since:  June 1999

Committees: Chair of the Audit Committee

Other Directorships: Crow Holdings and A&O Hotels & Hostels

Mr. McNamara is the founder of The Hampstead Group LLC, a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  He has over 35 years of successful investment experience, including Bass Brothers Enterprises, Marriott Corporation, and JMB Realty.  Mr. McNamara currently serves as a Senior Advisor to TPG’s real estate platform, which includes $8 billion of assets collectively in its equity and debt platforms.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  This experience also qualifies Mr. McNamara to serve as the Audit Committee financial expert.  Don’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for over 20 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 75

Director

Director Since:  May 1997

Committees: None

Other Directorships: Packsize

Mr. Peterson has been on the faculty of the Graduate School of Business at Stanford University since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.   Joel is the former Chairman of the Board of Overseers at the Hoover Institution at Stanford and started his second term as an Overseer in the fall of 2021.  Mr. Peterson formerly served as the Chairman of the Board of JetBlue Airways, and is the Founding Partner and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 200 companies through 13 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Joel also has a deep understanding of the Company’s operations and background with nearly 25 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

Nancy Phillips, 55

Independent Director

Director Since:  May 2020

Committees:  Chair of the Organization and Compensation Committee and member of the Corporate Governance and Nominating Committee, and Growth and Innovations Committee

Other Directorships: None

Since December 2019, Ms. Phillips has served as Executive Vice President, Chief People Officer, at Paramount, overseeing the combined company’s global human resources organization.  Nancy is responsible for driving Paramount’s human resources strategy and delivering global programs to create a positive employee experience and a culture of high performance.  Ms. Phillips also oversees the company’s Human Resource (HR) business partners, talent acquisition, organizational effectiveness, learning and development, total rewards, people analytics, HR operations, and global security.

Ms. Phillips previously served as the Executive Vice President, Chief Human Resources Officer at Nielsen from January 2017 to December 2019, as well as on the Nielsen Foundation’s Board of Directors.  Under her leadership, Nielsen was ranked No. 2 on Forbes’ “Employers for Diversity” list and received multiple “Great Place to Work” awards globally.

Prior to joining Nielsen, Nancy was Chief Human Resources Officer of Broadcom during 2015 and 2016 prior to its sale to Avago Technologies, the largest technology deal in history at that time.  Before joining Broadcom, from 2010 to 2014, she led the HR organization for Hewlett Packard’s Imaging and Printing Group, as well as HP’s Enterprise Services business group, a global organization with more than 120,000 employees.  Prior to her experience at HP, Ms. Phillips served as Executive Vice President and Chief Human Resources Officer for Fifth Third Bancorp, a diversified financial services company with $133 billion in assets from 2008 to 2010.  Nancy also spent 11 years with the General Electric Company serving in a variety of HR leadership roles.

Nancy is active in a range of professional associations, and in 2006 received a YWCA TWIN (Tribute to Women) award in Silicon Valley for her commitment to diversity and inclusion.  A member of the Florida Bar, she began her professional career as an attorney.  Ms. Phillips earned a B.A. in English from the University of Delaware and a J.D. from Samford University in Birmingham, Alabama.

Director Qualifications: Ms. Phillips’ extensive experience in human resource management provides our Board with expertise in human capital management and compensation, which provides her with the knowledge to serve effectively on our Organization and Compensation and Corporate Governance and Nominating Committees.  Nancy’s legal background provides additional insight and expertise to regulatory and other potentially complex human resource matters.

Derek C.M. van Bever, 65

Independent Director

Director Since: September 2019

Committees: Chair of the Growth and Innovations Committee and member of the Audit Committee, and Corporate Governance and Nominating Committee

Other Directorships: None

Mr. van Bever is a Senior Lecturer of Business Administration in the General Management Unit at the Harvard Business School and is a director of the Forum for Growth and Innovation.  Derek teaches courses in the Harvard MBA program, including Building and Sustaining a Successful Enterprise, and Leadership and Corporate Accountability.  Mr. van Bever is co-chair of Harvard’s Executive Education course in Disruptive Innovation and is co-director of the Harvard Macy Institute’s Leading Innovation in Health Care and Education course.

In 1983, Derek co-founded The Advisory Board Company, a global research, consulting, and technology firm serving hospital and university executives, and was chief research officer of The Corporate Executive Board, the world’s largest executive advisory network.  Mr. van Bever’s research interests include the challenges facing leading companies seeking discontinuous renewal through market-creating innovation, as well as the new models for uniting faith, leadership, and corporate mission that are emerging in the economy.  With his colleague Matthew S. Olsen, Derek is co-author of the book, Stall Points (Yale University Press, 2008), a quantitative and qualitative analysis of the growth experience of companies in the Fortune 100 across the past half-century.  A 2008 Harvard Business Review article authored by Mr. van Bever on the book entitled When Growth Stalls won the McKinsey Award for that year.

Derek received his Masters of Business Administration from the Harvard Business School in 1988, and is a 2011 graduate of Harvard Divinity School (HDS).  Mr. van Bever is a member of the HDS Dean’s Council and recently received the 2019 Dean’s Leadership Award for his leadership in the school’s strategic planning efforts around its 2016 bicentennial.

Director Qualifications: Mr. van Bever brings experience in thought leadership and expertise in business growth, innovation, subscription businesses, and strategy to our Board of Directors.  In his role as chief research officer for The Corporate Executive Board, Derek directed teams studying best practices in strategy, innovation, talent management, finance, and governance in the large-corporate sector worldwide.  The Company believes Mr. van Bever’s experience, thought leadership, and research abilities make him a valuable addition to its Board of Directors.

Robert A. Whitman, 69

Executive Chairman and Chair of the Board of Directors

Director Since:  May 1997

Committees: None

Other Directorships: None

Mr. Whitman has served as the Chairman of the Board of Directors since June 1999 and served as Chief Executive Officer of the Company from January 2000 through August 2021.  Mr. Whitman currently serves as Executive Chairman and Chairman of the Board of Directors.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co‑Chief Executive Officer of The Hampstead Group LLC from 1992 to 2000 and is a founding partner at Whitman Peterson.  Bob received his Bachelor of Arts Degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company for 21 years and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors in his new role as Executive Chairman.  Mr. Whitman’s extensive experience in finance, private-equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Anne H. Chow, Craig Cuffie, Donald J. McNamara, Nancy Phillips, and Derek van Bever.

The Company has engaged Ms. Anne H. Chow to deliver keynote addresses to clients and prospective clients on its behalf.  Ms. Chow will receive compensation for the speeches that she delivers.  The Board of Directors has reviewed the nature and amounts of expected compensation from these addresses and has determined that Ms. Chow will remain an independent director.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related-party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Following the September 1, 2021 appointment of Robert A. Whitman as Executive Chairman and Chairman of the Board and Paul S. Walker as Chief Executive Officer, these roles are no longer combined.    Drawing on Mr. Whitman’s capabilities, broad experience, and extensive knowledge of the Company and its operations, his responsibilities as Executive Chairman have included:

•	Advising the Company and the new CEO during the transition of the Chief Executive Officer;
•	Focusing his efforts on corporate strategy, innovations, key financial matters, and capital transactions;
•	Attending meetings with Company leadership, business partners, employees, and others as requested by the CEO or the Board;
•	Assisting the Board with its oversight of the Company’s risks;
•	Communicating with both internal and external stakeholders, as appropriate;
•	Acting as a primary liaison between the Board and management; and
•	Creating tight alignment between the Board and management as to the Company’s strategic direction, and supporting the execution of the Company’s strategy.

We believe Mr. Whitman’s leadership and previous experience with the Company and its operations will enable him to provide meaningful contributions in the Executive Chairman role.  Our Board regularly assesses the roles of Chief Executive Officer and Chairman of the Board,  and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  The Board of Directors has determined that if the Chairman of the Board is not an independent director, then there should be a Lead Independent Director.

Ultimately, we believe that our current leadership structure, combined with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.    As CEO, Mr. Walker is directly accountable to our Board and, through our Board, to our shareholders.  Mr. Whitman’s role as Executive Chairman and Chairman of the Board is also directly accountable to the Board and to our shareholders.  We believe Mr. Whitman’s role is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Ms.  Anne H. Chow.  Ms.  Chow, as Chair of our Nominating Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Walker, Mr. Whitman, and Ms.  Chow meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2022,  our management met regularly with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Organization and Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Organization and Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR COMMITTEES AND MEETINGS

Our Board has three standing committees: Audit, Nominating, and Organization and Compensation (the Compensation Committee).  The specific membership of each committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on relevant committee matters.    The following table shows the current membership of each of our standing committees.

Director	Audit	Nominating	Compensation
Anne H. Chow	-
Craig Cuffie		-
Donald J. McNamara		-	-
Joel C. Peterson	-	-	-
Nancy Phillips	-
Derek van Bever			-
Robert A. Whitman	-	-	-

 Committee Chair

 Committee Member

The Board of Directors has adopted a written charter for each of the standing committees, which are reviewed annually.  These charters are available on our website at www.franklincovey.com.  Shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act).  The Audit Committee’s primary functions are to:

•

assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, internal audit function performance, and internal controls over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;
•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and
•	prepare the Audit Committee Report.

The Audit Committee is chaired by Mr. McNamara, and each of the members of the Audit Committee is independent as described under NYSE rules and meets the enhanced independence standards established by Rule 10A-3 promulgated under the Exchange Act.  The Board of Directors has determined that one of the Audit Committee members, Donald J. McNamara,  is an  “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is chaired by Ms. Anne H. Chow.    The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;
•	oversee the evaluation of the performance of our Board, its committees, and our management;
•	ensure that our committees are comprised of qualified and experienced independent directors;
•	review and concur in the succession plans for our CEO and other members of senior management; and

•

take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Ms. Chow frequently met or had discussions with Mr. Walker and Mr. Whitman during the fiscal year.  All of the members of the Nominating Committee are independent as defined under NYSE rules.

The Organization and Compensation Committee

We are in a business that relies heavily on our people for a competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.  Whenever possible, our goal is to be in a position to appoint people from within our Company to our most senior leadership positions, and our executive compensation program is intended to incentivize our people to stay at Franklin Covey and to aspire to these senior roles.

The Compensation Committee is chaired by Ms. Nancy Phillips and regularly met without any employees present to discuss executive compensation matters, including Mr. Walker’s compensation package, during fiscal 2022.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;
•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;
•

assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity, and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee);
•	provide risk oversight of all Company compensation plans;
•	review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto; and
•	prepare the Compensation Committee Report.

All of the Compensation Committee members are independent as defined under the NYSE enhanced independence standards.    As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Walker annually reviews and establishes compensation for the other Named Executive Officers.  The Compensation Committee regularly reports to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services to our Board.  During fiscal 2022, the Compensation Committee engaged and received the advice of Mercer as compensation consultants.    Mercer provided information to the Compensation Committee regarding stock-based compensation plans,  executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.    Our Compensation Committee reviewed its relationship with Mercer and determined that its work does not raise any conflicts of interest and that Mercer was independent under the factors set forth in the NYSE rules for compensation committee advisors.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

Nancy Phillips, Anne H. Chow, Craig Cuffie, and Dennis G. Heiner each served on the Compensation Committee during fiscal 2022.  In accordance with our retirement policy, Mr. Heiner did not stand for reelection at our 2022 annual meeting of shareholders.  No member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries or had any substantial business dealings with the Company or any of our subsidiaries during fiscal 2022 nor was formerly an officer of the Company.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or our Compensation Committee.

Growth and Innovations Committee

Our Board of Directors has established a supplemental Growth and Innovations Committee to leverage the skills and abilities of our Directors to achieve specific objectives.  The Growth and Innovations Committee does not have a charter and is not required by Securities and Exchange Commission (SEC) rules or Company bylaws.  Our Growth and Innovations Committee is designed to: 1) assist our management with strategic guidance over growth initiatives and the execution of these initiatives to drive increased sales and shareholder return; and 2) provide strategic direction in our efforts to expand our content and offerings into areas that will provide meaningful results for clients and new growth opportunities.

Mr. van Bever is the Chair of the Growth and Innovations Committee and is joined by Ms. Chow, Mr. Cuffie, and Ms. Phillips as members of this committee.  We believe the experience and skills of these directors provides valuable strategic direction to the Company’s ongoing growth and innovation objectives.

Commitment of our Directors

Our Board and its standing committees met regularly during fiscal 2022 as shown below.

Meetings
Board	4
Audit	7
Nominating	4
Compensation	5

In addition to the formal meetings shown above, our Board regularly participated in informal update calls with members of our executive management as necessary throughout fiscal 2022.

Our Lead Independent Director plays an active role on our Board of Directors.  Ms. Chow reviewed the agenda, schedule, and materials for each Board and Nominating Committee meeting and presided over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

All of the members of our Board of Directors attended at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Seven members of our Board of Directors were available for questions at our most recent annual meeting of shareholders, which was held in January 2022.

Director Nomination Process

As indicated above, the Nominating Committee oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.

These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a director candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms, recommendations from current Board members, and recommendations from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience, and expertise, via mail addressed as follows:

Franklin Covey Co.

c/o Stephen D. Young, Corporate Secretary

2200 West Parkway Boulevard

Salt Lake City, UT  84119-2331

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our Audit Committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or

Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review during the next regular meeting of the Board of Directors.

Fiscal 2022 Director Compensation

Director compensation is set by the Organization and Compensation Committee and approved by the Board of Directors.  Our management does not play a role in setting Board compensation.  During fiscal 2022, we compensated members of the Board of Directors using a combination of cash and equity-based compensation.  Robert A. Whitman, our Executive Chairman and Chairman of the Board of Directors and previous CEO, does not currently receive compensation for his service as a director.  The fiscal 2022 compensation received by Mr. Whitman for his role as Executive Chairman and Chairman of the Board is shown in the Fiscal 2022 Summary Compensation Table, contained in the “Executive Compensation” section of this proxy statement.

During fiscal 2022, the other directors were paid the following amounts for services provided:

Compensation Element	Amount
Annual restricted stock award	$110,000
Annual cash retainer	50,000
Committee retainer, paid for service on each committee	10,000
Lead independent director annual retainer	30,000
Audit committee chair annual retainer	15,000
Compensation committee chair annual retainer	10,000
Nominating committee chair annual retainer	5,000

We reimbursed the Directors for their out-of-pocket travel and related expenses incurred while attending Board and committee meetings.

Fiscal 2022 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Anne H. Chow (1)	106,250	110,000	-	-	-	15,000	231,250
Craig Cuffie	75,000	110,000	-	-	-	-	185,000
Dennis G. Heiner	33,750	-	-	-	-	-	33,750
Donald J. McNamara	72,500	110,000	-	-	-	-	182,500
Joel C. Peterson	47,500	110,000	-	-	-	-	157,500
Nancy Phillips	87,500	110,000	-	-	-	-	197,500
Derek C.M. van Bever	80,000	110,000	-	-	-	-	190,000

Amounts reported in column C represent the fair value of stock-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director unvested stock awards are made annually in January following the Annual Meeting and have one-year vesting terms.  In January 2022, each non-employee member of the Board received an unvested stock award of 2,210 shares that had a fair value of $110,000.  The number of shares awarded to each member of the Board of Directors was determined by dividing the fair value of the share award by $49.78 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2022, the directors held a total of 13,260 shares of unvested stock.  For further information on the stock-based compensation awards presented in Column C, refer to Note 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2022 as filed with the SEC on November 14,  2022.

(1)

In addition to compensation received for service on our Board of Directors, Ms. Anne Chow may also deliver speeches and presentations on our behalf.    During fiscal 2022, Ms. Chow presented at three events and received $15,000 in additional compensation, which is shown in column G on the Director Compensation Table above.

Fiscal 2023 Director Compensation

The following changes to Board compensation have been approved by the Compensation Committee for fiscal 2023:

•	The annual cash retainer will increase from $50,000 per year to $65,000 per year.
•	The fair value of the annual unvested stock award will increase from $110,000 per year to $120,000 per year.

No other changes were approved for fiscal 2023 Board of Director compensation.

ENVIRONMENTAL STEWARDSHIP, SOCIAL RESPONSIBILITY, AND GOVERNANCE

Culture and Diversity, Equity, and Inclusion (DEI) at Franklin Covey

Our mission is to enable greatness in individuals and organizations regardless of race, religion, gender, or other individual characteristics.  We stand firmly against racism and discrimination and we expect our associates to create environments of acceptance and contribution as we teach in our Unconscious Bias offering.  Our goal is to have every associate feel they are a valued member of a winning team doing meaningful work in an environment of trust.  To accomplish this goal, we are focused on attracting, developing, and retaining talent while looking through the lens of diversity, equity, and inclusion in each area.

In January 2021, we established the new position of Director of Learning, Development, and Inclusion.  This position is responsible for the internal learning and development of our associates in ways that align with our strategic plans for growth.  In addition, we established the Franklin Covey Diversity, Equity, and Inclusion Council, which is comprised of approximately 35 associates from across our organization who are tasked with monitoring and implementing diversity, equity, and inclusion initiatives at all levels within the Company.  Franklin Covey also sponsors an increasing number of Employee Resource Groups, which are groups of employees who come together based on a shared interest in a specific dimension of diversity.  Our global ERG network spans varying dimensions of diversity and is open to all associates.  These ERGs are a cornerstone of our diversity, equity and inclusion efforts.  We believe our ERGs represent and support our diverse workforce, facilitate networking and connections with peers, and create a culture of inclusion and engagement within the organization.

We believe the diverse and global makeup of our workforce allows us to successfully serve a variety of clients with different needs on a worldwide basis.

We also remain steadfast in our commitment to recruiting and developing Black, Indigenous, and People of Color (BIPOC) associates.  From June 1, 2021, through May 31, 2022,  31 percent of our new hires were BIPOC associates.  In an effort to increase the population of BIPOC associates, we have expanded our recruitment efforts.  We hope to increase the number of BIPOC applicants to ensure we are hiring the most qualified people while increasing our diversity.  We are also actively engaged in ensuring that our associate promotions are fair and equitable.

Through our ongoing associate development efforts, from June 1, 2021, to May 31, 2022, over 73 percent of our promotions awarded were to women and more than 29 percent of promotions were awarded to BIPOC associates.  As of June 1, 2022, 47 percent of all Vice Presidents within Franklin Covey are women.

For more information on our Human Capital resources, refer to Item 1 in our Form 10-K for the fiscal year ended August 31, 2022 as filed with the SEC on November 14, 2022.

Our Response to COVID-19

Franklin Covey cares about the health and safety of its associates.  In response to the COVID-19 pandemic, we quickly and effectively transitioned more than 90 percent of our associates to remote work and worked diligently to adhere to the Centers for Disease Control and Prevention and local health professional guidance to ensure that we implemented best practices to protect the safety of colleagues while continuing to serve clients, partners, and other stakeholders.  We believe these actions have been effective during the ongoing COVID-19 pandemic.

Supporting Our Communities

We strongly believe that the benefits of our success and scale should enrich our stakeholders, including the communities in which we operate.  We are committed to being responsible global and corporate citizens by positively contributing to the communities in which we work and live.

In September 2022, we held our second annual International Day of Service, which was focused on feeding the hungry and distribution of food to the less fortunate.  Combined with the efforts of our international direct offices and international licensee partners, Franklin Covey associates volunteered thousands of hours to help alleviate hunger around the world.  We plan to continue this day of service as an annual event to be held in connection with our annual kick off meetings.

Environmental Sustainability

As one of the world’s leading training and content companies, we acknowledge our responsibility to reduce our environmental impact where possible.  We care about our communities—both local and global—and we are committed to pursuing environmental sustainability initiatives.

In fiscal 2022, our use of air travel remained significantly below our historical travel, while our use of virtual meetings and interviews increased significantly.  We are likely to retain some degree of this change in the future.  In addition, the majority of our workforce now works from home, which reduces our carbon footprint and congestion of roadways.

Our training materials are available in digital or paper-based formats.  If a client chooses to use printed materials, we seek to source our training materials from suppliers which are environmentally responsible.  In addition, our materials are primarily comprised of paper, which we believe is a sustainable and renewable resource.

Stakeholder Engagement:  Extending our Reach

We seek to create deeper partnerships with organizations to drive and advance our purpose of enabling greatness in people and organizations throughout the world.  As a result, we engage with the following stakeholders:

•	Clients and potential clients, including schools
•	Shareholders and potential shareholders
•	Associates and potential associates
•	Suppliers/Vendors

We believe our efforts in the ESG arena will promote and create positive differences in our associates and the communities in which we live and operate.  We believe that our content and offerings are designed to foster greater equality and respect, and will improve the cultures of organizations that utilize our offerings.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of November 30,  2022, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by our executive  officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 13,896,546 shares of Common Stock outstanding as of November 30,  2022.  At the date of this report, there were no shares of Series A or B Preferred Stock outstanding.

As of November 30, 2022	Number of Common Shares	Percentage of Class
Blackrock, Inc.(1) 55 East 52nd Street New York, NY 10055	1,053,812	7.6%
Robert A. Whitman	596,062	4.3%
Donald J. McNamara(2)(3)	443,036	3.2%
Joel C. Peterson(2)	234,436	1.7%
M. Sean Covey	206,735	1.5%
Stephen D. Young	189,417	1.4%
Colleen Dom	29,539	* %
C. Todd Davis	26,677	* %
Paul S. Walker	25,558	* %
Anne H. Chow(2)	18,738	* %
Derek C.M. van Bever(2)	7,067	* %
Jennifer C. Colosimo	6,648	* %
Nancy Phillips(2)	4,007	* %
Craig Cuffie(2)	-	-%
All directors and executive officers as a group (13 persons)(2)(3)	1,787,920	12.9%

*The percentage of shares beneficially owned by the director or nominee does not exceed 1% of our Common Stock.

(1)Information for Blackrock Inc. is provided as of September 30, 2022, the filing of their last 13F Report.

(2)The share amounts indicated exclude unvested stock awards currently held by the following persons in the following amounts: Anne H. Chow, 2,210 shares; Craig Cuffie, 2,210 shares; Donald J. McNamara, 2,210 shares; Joel C. Peterson, 2,210 shares; Nancy Phillips,  2,210 shares; Derek C.M. van Bever, 2,210 shares; and all directors as a group, 13,260 shares.  These unvested stock awards do not have voting power or dividend rights until the shares actually vest to members of the Board of Directors.

(3)The share amount includes those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other securities which are derivative of our Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2022, except for the following:  A Form 3 was filed for Mr. Craig Cuffie on October 7, 2021 that should have been filed on October 1, 2021 and Form 4s were filed for Ms. Colosimo, Mr. Covey, Mr. Davis, Ms. Dom, Mr. Walker, Mr. Whitman, and Mr. Young on August 9, 2022 that should have been filed on October 1, 2021.  These Form 4s were for time-vested stock-based compensation shares granted in connection with the fiscal 2022 long-term incentive plan award, which are expected to vest on August 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, executive officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our  Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Audit Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We previously acquired CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses, and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.    Prior to the acquisition date, CoveyLink granted us a non-exclusive license related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, we obtained an amended and restated license of intellectual property that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, sell, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties to Stephen M.R. Covey under the amended and restated license agreement totaled $1.8 million during the fiscal year ended August 31, 2022.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations. During fiscal 2022 we expensed $0.8 million for these presentations.

We pay M. Sean Covey, who is also an executive officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2022, we expensed $0.1 million for these royalty payments.

During fiscal 2022, we employed Joshua M.R. Covey, who is the brother of M. Sean Covey, and paid him compensation totaling $251,750.  We also employed Dr. John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $45,760 in fiscal 2022.

We employ John Harding, who is the brother-in-law of Stephen D. Young, and paid him compensation totaling $122,933 during the fiscal year ended August 31, 2022.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our Compensation Committee, composed of three independent directors, determined the fiscal 2022 compensation for our named executive officers, whom we call our “NEOs” and who held the following positions during fiscal 2022:

•	Paul S. Walker – President and Chief Executive Officer (CEO);
•	Stephen D. Young – Chief Financial Officer (CFO);
•	Robert A. Whitman – Executive Chairman and Chairman of the Board of Directors;
•	M. Sean Covey – President of the Education Division; and
•	Jennifer C. Colosimo – President of the Enterprise Division.

Overview

This Compensation Discussion and Analysis (CD&A) describes in detail:

•	The guiding principles, philosophy, and objectives of our executive compensation program, including shareholder-minded compensation practices we employ;
•	Our fiscal 2022 executive compensation program; and
•	Actual compensation earned by or provided to our NEOs as required by SEC rules.

Effective September 1, 2021, Mr. Whitman, the Company’s Chairman and CEO during fiscal 2021, transitioned to the role of Executive Chairman.  Mr. Walker began serving as the Company’s President and CEO on that date.

We begin this CD&A with a short summary of our basic approach to executive compensation and our financial results for fiscal 2022.

Basic Elements of and Approach to Executive Compensation at Franklin Covey

The basic elements of compensation for our executives, including our NEOs, are salary, annual cash incentive compensation based on progress against specified performance metrics, which we call “STIP” (short-term incentive plan) awards, time and performance-based equity awards, which we call “LTIP” (long-term incentive plan) awards, and employee benefits, including retirement and severance benefits.  The Compensation Committee of our Board of Directors sets salaries and STIP metrics at the beginning of each year and considers LTIP awards annually.

We are a people business.  We take what we believe to be a rigorous pay-for-performance approach.  Accordingly, the key elements of compensation are similar in structure for all employees within our various geographic regions.  In recent years, we have increased the percentage of pay that is based on performance and performance-measured compensation for more senior roles, including our NEOs, to further align executive pay with shareholder interests.  We have also adopted many compensation policies that we believe to be shareholder minded.  As a result, we are pleased to have again received overwhelming support from shareholders in our annual “say-on-pay” votes, including an over 97% approval for our say-on-pay vote in fiscal 2022.

Fiscal 2022 Performance

As a result of our continued transition to a subscription-based model, performance for fiscal 2022 was very strong and exceeded expectations:

•	Our consolidated revenue increased 17% year-over-year to $262.8 million.
•	Our adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased 51% year-over-year to $42.2 million.

This strong performance reflects the continuation and acceleration of key trends, including the following: (1) our Enterprise Division sales grew 15% to $194.4 million in fiscal 2022; (2) our Education Division sales grew 26% to $61.9 million in fiscal 2022; and (3) we achieved significant increases in All Access Pass deferred revenue within our international operations that will increase the reported results for these operations in the future.  In North America, All Access Pass subscription and subscription services sales now account for 88% of total sales and are expected to continue increasing over the next few years.  We also anticipate All Access Pass and subscription services to make up the majority of our sales in our international operations in the coming years.

Shareholder-Minded Compensation Practices

The Compensation Committee regularly reviews and considers the views of shareholders and proxy advisory firms on corporate pay practices.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results of our annual say-on-pay vote.  Taking these and other inputs into account, the Compensation Committee has implemented and maintains the following policies:

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Clawback Policy – The Board has authority to require reimbursement of any STIP or LTIP payment made to an executive officer where: (1) the payment was based on achieving financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based on the restated financial results.  In such an instance, the Company expects that it will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.  We note that, in light of the SEC’s adoption of final clawback rules in October 2022, our clawback policy is expected to change when necessary in order to comply with final stock exchange listing standards.

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Hedging Policy – Our directors and executive officers are prohibited from buying or selling publicly traded options, puts, calls or other derivative instruments related to Company stock.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Option Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

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Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs.  Each NEO is targeted to reach the applicable threshold within five years of the policy becoming applicable to the NEO and from the date the NEO first has shares awarded as part of their annual compensation.  NEOs are prohibited from selling any shares until after these established guidelines are met.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  For fiscal 2022, the stock ownership of Mr. Young, Mr. Whitman, and Mr. Covey met or exceeded the applicable threshold, and Mr. Walker and Ms. Colosimo are also currently expected to meet their ownership threshold within the allotted time.

In addition to the stock ownership guidelines for our NEOs, a Board policy requires that each director who is not an employee of the Company maintain beneficial ownership of the Company’s common stock and/or vested restricted stock units (RSUs), equal in value to at least five times the annual Board cash retainer at all times during his or her tenure on the Board.  New directors have up to five years of service on the Board in which to meet this ownership requirement.

•	No Significant Perquisites – No significant “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.

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No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs and has a change-in-control policy for its NEOs that provides for a specific potential change-in-control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.  Our NEOs are subject to the same general (non-change-in-control) severance policies as all Company employees.

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Pay for Performance Awards – The fiscal 2022 LTIP performance-based equity awards were designed to incentivize specific achievement levels in our results of operations and pay out only if those specified operating improvements are achieved.

Consideration of 2022 Say-on-Pay Voting Results

We held our annual advisory say-on-pay vote with respect to the compensation of our NEOs at our Annual Meeting conducted in January 2022.  Over 97% of the votes cast were in favor of the compensation of our NEOs.  Considering its ongoing shareholder-minded compensation policies, discussions with advisors and the indications of this vote, our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2022 and determined not to make significant changes to the existing program for fiscal 2022 in response to shareholder feedback.  The Compensation Committee expects to periodically explore various executive pay and corporate governance changes to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market and the Company’s particular circumstances, keeping shareholder views in mind.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, consistent with our shareholders’ recommendation.

Guiding Philosophy, Principles and Objectives of our Executive Compensation Program

To fulfill our mission and implement our strategy, Franklin Covey must attract, motivate, and retain highly qualified employees.  We achieve this objective, in part, through working to achieve both a winning culture and a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying STIP and LTIP compensation to the Company’s achievement of key measures of growth and key strategic objectives.

We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall compensation opportunity.  All executive base salary, STIP, and LTIP compensation is designed to be market-based.  Variable cash incentive pay and LTIP pay are linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles that guide the Compensation Committee are that the Company’s executive compensation program should:

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Reflect Performance: We establish multi-year objectives for the Company relating to both growth and the achievement of key strategic objectives to align compensation with performance over both the short and long term.  Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2022 consisted primarily of goals for growth in revenue, new business, Adjusted EBITDA, and deferred revenue.  NEO performance pay levels for the year are generally determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs are responsible for overall Company performance against these objectives, their compensation can vary (and has varied) significantly from year to year.

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Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term, Company-wide performance improvement.  We use a service-based and performance-based award program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership and encourages a stewardship mentality for the Company among our key leaders.

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Attract and Retain Talent: We understand the importance of hiring and retaining the best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense; it is a key component of the investments we make and costs we incur to generate our revenues.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that, even in the context of the very demanding results they must achieve, our executive officers have an average tenure of over 22 years with our Company (ranging from one to 36 years).

In addition to aligning our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company’s approach to the compensation process addresses the need to balance prudence with performance through a combination of:

•	Controls on the allocation and overall management of risk-taking;
•	Comprehensive profit and loss and other management information, that provides ongoing performance feedback;
•	Rigorous, multi-party performance assessments and compensation decisions; and
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A Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit contribution they generate.

Our compensation framework seeks to balance risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We work to create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives, and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2022, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

Analysis of Fiscal 2022 Compensation Decisions and Actions

Fiscal 2022 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2022 considering: (1) our financial performance over the prior year and past several years and expectations for fiscal 2022; (2)

the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in key areas; and (3) compensation in connection with our goal of attracting and retaining the best talent.  In particular, the Compensation Committee reviewed at a general level the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;
•	Adjusted EBITDA and operating income;
•	Multi-year changes in operating income, Adjusted EBITDA and specific revenue targets;
•	Achieving high rates of revenue retention for subscription-based revenue; and
•	Overall performance, while still continuing through challenges from the COVID-19 pandemic.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) and recommendations to the Committee for our other executives, including the NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

General Market Assessment: Our Compensation Committee evaluates our NEO compensation program at a high level against market practices.  In fiscal 2022, the Committee asked Mercer, the Committee’s compensation consultant, to assess our NEO compensation program, identify considerations that could inform compensation decisions, and advise as to current market practices, trends, and plan designs.  Mercer reviewed data from its own research and databases and used this information primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation.  Mercer has advised us that our compensation program (1) contains features that reinforce significant alignment with shareholders and a long-term focus, (2) blends subjective assessment and policies in a way that addresses known and perceived risks at levels consistent with market compensation for similar-sized and comparable professional services and content companies, and (3) has been aligned with corporate performance.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules, and considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest during fiscal 2022.  The Compensation Committee did not identify any conflicts of interest raised by the work performed by Mercer.

In making pay decisions for fiscal 2022, the Compensation Committee considered how executive compensation should drive desired performance toward our business objectives.  The Compensation Committee also considered the specific business opportunities and challenges facing the Company compared to those of our competitors and similar-sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2022 executive compensation decisions.  Finally, the Compensation Committee generally considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was used for fiscal 2022.  These companies were selected based on size, industry, and types of professional services offered.  The list of peers remains similar to those selected in fiscal 2021 but with the removal of GP Strategies Corporation which was acquired by another organization.  Changes in the peer group are occasionally made to achieve the most accurate comparison.  Annual revenues for the peer group, which is one of the factors considered in selecting the peers, range from approximately $100 million to $1.0 billion.  The data for this peer group was regressed due to the overall revenue of the peer group, to be more comparable with our revenue.  With our fiscal 2022 revenues totaling approximately $263 million, we believe with the previously stated regression, this peer group is appropriate for comparative purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation and was comprised of the following companies for fiscal 2022:

•	Computer Task Group, Inc.
•	CRA International, Inc.

•	Exponent, Inc.
•	Forrester Research, Inc.
•	The Hackett Group, Inc.
•	HealthStream, Inc.
•	Heidrick & Struggles International, Inc.
•	Huron Consulting Group, Inc.
•	Information Services Group, Inc.
•	Mastech Digital, Inc.
•	RCM Technologies, Inc.
•	Resources Connection, Inc.

Decisions on Key Elements of Fiscal 2022 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we establish annual targets for the total compensation provided to our NEOs.  Based on the key factors described above, along with our expected growth, the Compensation Committee established fiscal 2022 total compensation targets of $1.6 million for our CEO and $1.0 million, on average, for our other NEOs, assuming achievement of targeted results under our STIP and LTIP.  These calculations exclude book royalty payments made to Mr. Covey, as noted in the Fiscal 2022 Summary Compensation Table.

Total Compensation Mix: The following charts identify the fiscal 2022 target compensation mix for our CEO and average mix for our other NEOs.

2022 Target Compensation Mix (CEO)	2022 Average Target Compensation Mix (Other NEOs)

In particular, the Compensation Committee gave consideration to our CEO’s base pay, which affects his overall compensation level, against a peer set which includes companies that are substantially larger by revenues than Franklin Covey and considered this in setting his compensation levels.

Base Salaries

The Company pays a base salary to each of our NEOs to provide a base level of fixed income for services rendered.  The Compensation Committee annually reviews base salary market data and if appropriate, will adjust base salaries to remain at competitive levels.  The Committee continues to emphasize performance-based variable pay as the primary means by which NEOs may increase their total compensation absent increases in responsibilities.  Effective September 1, 2021, in connection with Mr. Whitman’s transition from Chief Executive Officer to Executive Chairman and Chairman of the Board of Directors, his annual base salary rate was reduced from $500,000 to $200,000, and Mr. Walker’s annual base salary rate was increased from $425,000 to $500,000 to reflect his appointment to his new role.  For specific information about the NEOs’ base salaries for fiscal 2022, see the “Salary” column in the “Fiscal Year 2022 Summary Compensation Table” below.

Annual Performance-Based Variable Pay

Fiscal 2022 Performance-Based Cash Variable Pay Plan: The Company provides annual performance-based cash incentive opportunities to link our NEOs’ interests to specific financial and strategic goals established by the Compensation Committee.  In fiscal 2022, this STIP for our NEOs included two components for the payout calculation: (1) annual financial performance objectives (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  Effective September 1, 2021, in connection with Mr. Whitman’s transition from Chief Executive Officer to Executive Chairman and Chairman of the Board of Directors, his target STIP payout opportunity was reduced from $575,000, and Mr. Walker’s target STIP payout opportunity was increased from $284,750 to reflect his appointment to his new role.  The target STIP payout opportunities at 100% for our NEOs, determined by the Compensation Committee based on the considerations described above were: $375,000 for Mr. Walker; $235,000 for Mr. Young; $200,000 for Mr. Whitman; $220,000 for Mr. Covey and $250,000 for Ms. Colosimo.  The STIP reinforces our strong pay-for-performance philosophy and rewards the achievement of specific business and financial goals during the fiscal year.  STIP opportunities can range from 0% to 200% of target based on performance.

Financial Performance Component (70%): The threshold necessary for NEOs to earn 100% of the financial performance component of their target STIP payout in fiscal 2022 was an increase in Qualified Adjusted EBITDA to $30 million, compared to $28.0 million for the previous fiscal year.  Qualified Adjusted EBITDA is calculated as reported Adjusted EBITDA which is adjusted for the impact of foreign exchange and potentially other items.

The Company uses Qualified Adjusted EBITDA in its analysis and decision-making because it provides information that facilitates consistent internal comparisons to the historical operating performance of prior periods, and we believe the measure provides greater transparency to evaluate operational activities and financial results.  Qualified Adjusted EBITDA is also the primary measure by which internal business segment performance is evaluated and is regularly communicated to our analysts.  Refer to the table in Appendix A for the reconciliation of Adjusted EBITDA to consolidated net income (loss), a comparable GAAP financial measure.

In fiscal 2022, Qualified Adjusted EBITDA was $42.2 million, which exceeded the $30 million threshold, and was 51% higher than the $28.0 million achieved in fiscal 2021.  This performance resulted in a payout of 200% of the 70% financial performance component (a maximum payout of the financial performance component of the STIP).

The following table shows the potential payouts to our NEOs based on the degree of attainment of fiscal 2022 STIP Qualified Adjusted EBITDA objectives (and assuming metric-based executive team performance objectives were achieved).  Pro-rata calculations are on a straight-line basis between the performance levels.

Potential payouts for fiscal 2022 STIP Qualified Adjusted EBITDA objectives (70%)
Qualified Adjusted EBITDA less than $25.0 million and not meeting performance objectives	If Qualified Adjusted EBITDA as calculated was > $25.0 million and< $30.0 million and meeting performance objectives	Targeted Qualified Adjusted EBITDA of $30.0 million and meeting performance objectives	If Qualified Adjusted EBITDA (including STIP expense) was > $30.0 million and< $35.0 million in and meeting performance objectives	Qualified Adjusted EBITDA (including STIP expense) equal to or greater than $35 million and meeting performance objectives
0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance Objectives Component (30%):  The performance objectives component of the STIP represents 30% of the STIP award.  Goals under this component are objectives with specific measures related to the transition to a subscription-based business model as well as recurring All Access Pass revenue.  Each key strategic goal is individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 25% and 35% of this portion of the STIP award opportunity.  We believe that the goals established for each NEO were “stretch” goals tied to over-achieving compared to our annual plan in support of the Company’s long-term strategy of building its subscription business.  Each goal was typically linked to what we refer to internally and was previously mentioned as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  As a point of context as to the rigor of these non-disclosed goals, in recent years, we have achieved various levels of payout under this 30% component:  200% achievement in fiscal 2021; 48% achievement in fiscal 2020; 84% achievement in fiscal 2019; and 100% achievement in each of fiscal 2018 and 2017.  Based on performance against these objectives, and the strong performance of the Company’s subscription business, NEOs were paid 95% of the performance objectives component.

The Adjusted EBITDA portion of the payout combined with the achievement of 95% of the 30% performance objective component resulted in a total payout of 198.5% of STIP for fiscal 2022.  These payouts are reflected in the “Fiscal Year 2022 Summary Compensation Table” found in this document under the heading “Non-Equity Incentive Plan Compensation.”  For more information about the NEOs’ award opportunities under the STIP for fiscal 2022, see the “Fiscal Year 2022 Grants of Plan-Based Awards” table below.  No other annual variable cash compensation awards were earned by the NEOs during fiscal 2022.

Equity Compensation

We believe that the granting of long-term equity awards over the years has created strong alignment of interests between NEOs and shareholders, as reflected in our strong financial performance from fiscal 2010 through fiscal 2022.  The same program and philosophy were reflected in our use of LTIP equity awards in fiscal 2022.

Fiscal 2022 LTIP – Service-Based and Performance-Based Equity Grants: A significant portion of our NEOs’ total targeted compensation for fiscal 2022 was provided in the form of performance-based stock awards that vest upon the achievement of key financial objectives included in our longer-term financial plan over a period of years, and service-based stock awards that vest upon the completion of three years of service.  If the performance targets are not achieved within the allotted time frame, then the performance based award tranches are forfeited.

During fiscal 2022, the Compensation Committee granted service-based and performance-based equity awards to our NEOs.  Shares may be earned under the fiscal 2022 LTIP award based on two components over an approximate three-year service period, which ends on August 31, 2024, as described below:

(1)	25% of the fiscal 2022 LTIP award vests after three years of service and is expected to vest on August 31, 2024; and
(2)

75% of the fiscal 2022 LTIP award is based on Qualified Adjusted EBITDA performance, as defined earlier.  We believe that Adjusted EBITDA is one of the most important measures of our financial results and is important in both the short- and long term.  Therefore, this measure is used in both our STIP and LTIP award plans.  The Compensation Committee sets the Qualified Adjusted EBITDA award thresholds at levels which are expected peak in the final year of the award measurement period.  Qualified Adjusted EBITDA for purposes of fiscal 2022 LTIP is based on the highest Qualified Adjusted EBITDA achieved for any rolling four-quarter period during the three-year measurement period ending August 31, 2024.

In addition to payout levels of 50%, 100%, and 200% for the achievement of applicable performance goals, the number of shares paid in settlement of the performance-based tranche with the financial targets is a straight-line pro-rata calculation between a 50% threshold and a 100% target, and a different straight-line pro-rata calculation between 100% target and 200% maximum.  Inasmuch as earning the performance-based LTIP award requires meeting total performance targets over a three-year period, as of August 31, 2022, the fiscal 2022 performance-based LTIP award remained unearned.  The three-year performance targets for the fiscal 2022 LTIP award (and the corresponding payout levels for achieving the targets) are as follows:

Qualified Adjusted EBITDA Performance Measures

•	$42.0 million (50% of target – minimum threshold);
•	$48.0 million (100% of target); and
•	$55.0 million (200% of target – maximum threshold).

We believe that our LTIP equity-based program aligns a significant portion of our executive compensation with improving performance, which increases intrinsic value to our shareholders.  Effective September 1, 2021, in connection with Mr. Whitman’s transition from Chief Executive Officer to Executive Chairman and Chairman of the Board of Directors, his target LTIP award opportunity was reduced from $1,150,000 to $1,000,000, and Mr. Walker’s target LTIP award opportunity was increased from $425,000 to $750,000 to reflect his appointment to his new role.

For further information regarding our specific LTIP awards and other share-based compensation instruments (including applicable performance achievement), please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2022, and the footnotes to the Outstanding Equity Awards at Fiscal 2022 Year-End table that are provided below.  For more information about the NEOs’ award opportunities under the LTIP for fiscal 2022, see the “Fiscal Year 2022 Summary Compensation Table” and “Fiscal Year 2022 Grants of Plan-Based Awards” table below.

Qualified Retirement Benefits: Each of our NEOs participates in our 401(k) plan, which is our tax-qualified retirement plan available to all eligible U.S. employees.  We match participant contributions dollar-for-dollar on the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar for the next 4% of salary contributed.  Our match for executives is the same received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 12% of compensation, subject to statutory limits.

Other Benefits: The Compensation Committee evaluates the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on market information received from Mercer, the Compensation Committee determined to include executive life insurance for certain NEOs.  In addition, several years ago, the Company agreed to provide Mr. Whitman, our former CEO, with supplemental disability insurance.  For fiscal 2022, the Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2022 Summary Compensation Table below), and determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2022 compensation.

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Term Life Insurance: Franklin Covey provides a portable 20-year term life policy for Mr. Whitman and Mr. Young.  The coverage amount is about 6.5 times Mr. Whitman’s target annual cash compensation (base salary plus target performance-based cash variable pay), and about 2.5 times Mr. Young’s target annual cash compensation (base salary plus target performance-based cash variable pay).  The increase in multiple for Mr. Whitman compared to fiscal year 2021 is due to his decrease in compensation for fiscal 2022 due to his transition to the role of Executive Chairman on September 1, 2021.

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Supplemental Disability Insurance: Franklin Covey provides Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to about 100% of his fiscal 2022 target cash compensation.  Again, the increase in percentage for Mr. Whitman compared to fiscal year 2021 is due to his decrease in compensation for fiscal 2022 due to his transition to the role of Executive Chairman on September 1, 2021.  Our other NEOs may purchase voluntary supplemental disability insurance at their own expense.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our high-deductible health plans and health savings accounts administered under Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (the Code); and
•	Our employee stock purchase plan implemented and administered under Section 423 of the Code.

Severance Policy: We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated NEOs and to help ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all our employees.  We do not “gross-up” severance payments to compensate for taxes.  For more information about the terms of this severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements: We do not have employment agreements with any of our NEOs, but we are a party to change-in-control severance agreements with each of our NEOs.  However, consistent with our conservative approach to compensation specific matters that raise shareholder sensitivities, the severance amount is only one time the executive’s salary and bonus.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

EXECUTIVE COMPENSATION

The Fiscal 2022 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2022, fiscal 2021, and fiscal 2020, as applicable.

Under SEC rules, the 2022 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after our fiscal year end, even if the equity-based award was granted for services in that year.  By contrast, SEC rules require disclosure of cash compensation to be included for the year earned, even if payment is made after year-end.

Fiscal 2022 Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
Paul S. Walker	2022	497,115	-	853,235	744,375	21,281	2,116,006
President and CEO	2021	425,000	-	425,000	569,500	15,408	1,434,908
	2020	419,231	-	425,000	237,196	15,457	1,096,884

Stephen D. Young	2022	350,000	-	398,220	466,475	22,670	1,237,365
CFO	2021	350,000	-	350,000	470,000	12,756	1,182,756
	2020	350,000	-	350,000	195,755	20,011	915,766

Robert W. Whitman	2022	214,423	-	1,137,679	397,000	77,230	1,826,332
Executive Chairman	2021	575,000	-	1,150,000	1,150,000	79,251	2,954,251
	2020	575,000	-	1,150,000	478,975	73,681	2,277,656

M. Sean Covey	2022	327,692	-	250,309	436,700	141,274	1,155,975
President - Education	2021	300,000	-	200,000	400,000	132,593	1,032,593
Division	2020	300,000	-	200,000	166,600	115,306	781,906

Jennifer C. Colosimo	2022	375,000	-	227,555	496,250	19,453	1,118,258
President - Enterprise
Division

Salary: The amounts reported in the “Salary” column represent base salaries paid in cash to each NEO for the fiscal year indicated.

Stock Awards: The amounts reported in the “Stock Awards” column for fiscal 2022 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718), based on the probable outcome of any applicable performance criteria, excluding the effect of estimated forfeitures, for the stock awards granted to NEOs as LTIP awards during fiscal 2022.  The probable outcome of the awards granted during fiscal 2022 with performance conditions were based on the Company meeting the 100% target for the financial performance condition.  Assuming the maximum performance level is achieved, the value of each LTIP award in this column would be as follows: Mr. Walker, $1,493,139; Mr. Young, $696,839; Mr. Whitman, $1,990,868; Mr. Covey, $437,996; and Ms. Colosimo, $398,174 (for further information regarding these stock awards and the assumptions made in their valuation, refer to Note 12, Stock-Based Compensation Plans, in our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year that ended on August 31, 2022).

Non-Equity Incentive Plan Compensation: The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to each NEO under the STIP for the fiscal year indicated.  Payments are based on achieving strategic objectives established annually and meeting annual financial targets.

All Other Compensation: The amounts reported for fiscal 2022 in the “All Other Compensation” column are set forth in the “Fiscal 2022 All Other Compensation Table” below.

Fiscal 2022 All Other Compensation Table

		Company
		Contributions	Executive Life	Executive
		to 401(k)	Insurance	Disability
		Plan(a)	Premiums(b)	Premiums(c)	Other(d)		Total
Name	Year	($)	($)	($)	($)		($)
Mr. Walker	2022	8,952	-	-	12,329		21,281
Mr. Young	2022	5,250	6,785	-	10,635		22,670
Mr. Whitman	2022	3,923	7,310	45,376	20,621		77,230
Mr. Covey	2022	9,333	-	-	131,941	(e)	141,274
Ms. Colosimo	2022	8,700	-	-	10,753		19,453

(a)

We match dollar-for-dollar the first one percent of salary contributed to the 401(k) plan and 50 cents on the dollar of the next four percent of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)

For the Executive Chairman and CFO, we maintain an executive life insurance policy with a face value of about 6.5 times the annual cash compensation for the Executive Chairman and about 2.5 times the annual cash compensation for the CFO.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)

We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in the aggregate, monthly long-term disability benefits equal to 100% of his fiscal 2022 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)	Amounts are for costs associated with executives’ attendance at Franklin Covey’s Chairman’s Club Trip, honoring sales and delivery associates who exceeded their annual goals.

(e)For Mr. Covey, this amount includes $123,791 of royalties earned during fiscal 2022 from books he authored that are used in our training and education businesses.

Fiscal 2022 Grants of Plan-Based Awards

The following table sets forth the plan-based equity and cash awards that were granted to our NEOs during fiscal 2022.  We granted three types of awards in fiscal 2022: annual incentive-based cash awards (STIP); LTIP equity awards in the form of service-based awards; and LTIP equity awards in the form of performance-based awards.

		Estimated Future Payouts						All Other	Grant Date
		Under Non-Equity Incentive			Estimated Future Payouts Under			Stock Awards:	Fair Value
		Plan Awards			Equity Incentive Plan Awards			Number of	of Stock and
								Shares or	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Awards(d)
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Mr. Walker
STIP(a)	10/21/21	-	375,000	750,000	-	-	-	-	-
LTIP shares(b)	02/04/22	-	-	-	6,862	13,723	27,446	-	639,903
LTIP shares(c)	02/04/22	-	-	-	-	-	-	4,575	213,332

Mr. Young
STIP(a)	10/21/21	-	235,000	470,000	-	-	-	-	-
LTIP shares(b)	02/04/22	-	-	-	3,203	6,405	12,809	-	298,665
LTIP shares(c)	02/04/22	-	-	-	-	-	-	2,135	99,555

Mr. Whitman
STIP(a)	10/21/21	-	200,000	400,000	-	-	-	-	-
LTIP shares(b)	02/04/22	-	-	-	9,149	18,298	36,595	-	853,236
LTIP shares(c)	02/04/22	-	-	-	-	-	-	6,100	284,443

Mr. Covey
STIP(a)	10/21/21	-	220,000	440,000	-	-	-	-	-
LTIP shares(b)	02/04/22	-	-	-	2,013	4,026	8,051	-	187,732
LTIP shares(c)	02/04/22	-	-	-	-	-	-	1,342	62,577

Ms. Colosimo
STIP(a)	10/21/21	-	250,000	500,000	-	-	-	-	-
LTIP shares(b)	02/04/22	-	-	-	1,830	3,660	7,319	-	170,666
LTIP shares(c)	02/04/22	-	-	-	-	-	-	1,220	56,889

(a)These amounts relate to the STIP cash awards for the annual performance period ending August 31, 2022.  The actual payouts made to the NEOs for this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2022 Summary Compensation Table” above.

(b)These amounts relate to the LTIP equity awards granted to the NEOs in the form of performance-based awards, which vest based on the highest rolling four-quarter levels of Qualified Adjusted EBITDA achieved during the measurement period, which ends on August 31, 2024.  Our fiscal 2022 LTIP Awards were granted following shareholder approval of the Franklin Covey Co. 2022 Omnibus Incentive Plan and the registration of these shares on Form S-8, which was effective on February 4, 2022.

(c)These amounts relate to the LTIP equity awards granted to the NEOs in the form of service-based awards, which are expected vest on August 31, 2024.

(d)The amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column for fiscal 2022 represent the aggregate grant date fair values (computed in accordance with ASC Topic 718), based on the probable outcome of any applicable performance conditions, excluding the effect of estimated forfeitures, for the awards granted to NEOs as LTIP awards.  For the performance-based awards, the fair value on the grant date was based on the probable (Target) outcome that the target award would vest to participants.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-

in-Control.”  Also see the section above entitled “Compensation Discussion and Analysis – Total Compensation Mix” for more information about the mix of compensation elements for our NEOs.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2022.

		Option Awards			Other Stock Awards
								Equity Incentive
							Equity Incentive	Plan Awards:
							Plan Awards:	Market or
		Number of			Number of	Market Value	Number of	Payout Value of
		Securities			Shares or Units	of Shares or	Unearned Shares,	Unearned Shares,
		Underlying	Option		of Stock That	Units of Stock	Units, or Other	Units, or Other
		Unexercised	Exercise	Option	Have Not	That Have Not	Rights That Have	Rights That Have
	Grant	Options (#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	Exerciseable	($)	Date	(#)	($)(g)	(#)	($)(g)
Mr. Walker	02/04/22(a)	-	-	-	-	-	27,446	1,305,606
	02/04/22(b)	-	-	-	4,575	217,633	-	-
	10/02/20(c)	-	-	-	-	-	36,957	1,758,044
	10/02/20(d)	-	-	-	6,160	293,031	-	-
	10/18/19(e)	-	-	-	-	-	14,699	699,231
	10/01/18(f)	-	-	-	-	-	19,223	914,438

Mr. Young	02/04/22(a)	-	-	-	-	-	12,809	609,324
	02/04/22(b)	-	-	-	2,135	101,562	-	-
	10/02/20(c)	-	-	-	-	-	30,435	1,447,793
	10/02/20(d)	-	-	-	5,073	241,323	-	-
	10/18/19(e)	-	-	-	-	-	14,699	699,231
	10/01/18(f)	-	-	-	-	-	22,428	1,066,900

Mr. Whitman	02/04/22(a)	-	-	-	-	-	36,595	1,740,824
	02/04/22(b)	-	-	-	6,100	290,177	-	-
	10/02/20(c)	-	-	-	-	-	100,000	4,757,000
	10/02/20(d)	-	-	-	16,667	792,849	-	-
	10/18/19(e)	-	-	-	-	-	48,293	2,297,298
	10/01/18(f)	-	-	-	-	-	73,688	3,505,338

Mr. Covey	02/04/22(a)	-	-	-	-	-	8,051	382,986
	02/04/22(b)	-	-	-	1,342	63,839	-	-
	10/02/20(c)	-	-	-	-	-	17,392	827,337
	10/02/20(d)	-	-	-	2,899	137,905	-	-
	10/18/19(e)	-	-	-	-	-	8,400	399,588
	10/01/18(f)	-	-	-	-	-	12,816	609,657

Ms. Colosimo	02/04/22(a)	-	-	-	-	-	7,319	348,165
	02/04/22(b)	-	-	-	1,220	58,035	-	-
	10/02/20(c)	-	-	-	-	-	17,392	827,337
	10/02/20(d)	-	-	-	2,899	137,905	-	-
	10/18/19(e)	-	-	-	-	-	1,890	89,907
	10/01/18(f)	-	-	-	-	-	1,442	68,596

(a)These awards are LTIP awards (at maximum) granted in the form of performance-based awards in fiscal 2022  (February 4, 2022).  The vesting requirements of this award are described in the preceding Compensation Discussion and Analysis.

(b)

These awards are LTIP awards granted in the form of time-based, or service-based, awards in fiscal 2022  (February 4, 2022) which are expected to vest on August 31, 2024.  The vesting conditions for this award are described in the preceding Compensation Discussion and Analysis.

(c)

These awards are LTIP awards (at maximum) granted in the form of performance-based awards in fiscal 2021 (October 2, 2020).  These awards vest based on the achievement of specified levels of Qualified Adjusted EBITDA during the measurement period, which ends on August 31, 2023.  The minimum threshold, target, and maximum award levels for this award are $34.0 million, $40.0 million, and $47.0 million, respectively.

(d)	These awards are LTIP awards granted in the form of service-based awards in fiscal 2021 (October 2, 2020) which generally are expected to vest on August 31, 2023.
(e)

These awards are LTIP awards (at maximum) granted in the form of performance-based awards in fiscal 2020 (October 18, 2019).  These shares vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche were $40.0 million, $47.0 million, and $52.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are $165.0 million, $185.0 million, and $205.0 million, respectively.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2020 LTIP award by two years.  The measurement period was extended from August 31, 2022 to August 31, 2024, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(f)These awards are LTIP awards (at maximum) granted in the form of performance-based awards in fiscal 2019 (October 1, 2018).  These shares vest based on the achievement of specified levels of Qualified Adjusted EBITDA and Subscription and Related Sales.  The original minimum threshold, target, and maximum award levels for the Qualified Adjusted EBITDA tranche were $28.0 million, $35.0 million, and $40.0 million, respectively.  The minimum threshold, target, and maximum award levels for the Subscription and Related Sales tranche are achieved at $145.0 million, $165.0 million, and $185.0 million, respectively.  Due to the impact of the COVID-19 pandemic and uncertainties related to the economic recovery from the pandemic, on October 2, 2020, the Compensation Committee lengthened the service period for the performance-based tranches of the fiscal 2019 LTIP award by two years.  The measurement period was extended from August 31, 2021 to August 31, 2023, and the Qualified Adjusted EBITDA thresholds were each increased by $2.0 million from the amounts described above.  There were no changes to the Subscription and Related Sales tranches.

(g)Values were determined by multiplying the target number of performance awards, or the number of service-based awards, by the closing price per share of the Company’s common stock on the NYSE on August 31, 2022 of $47.57.

Fiscal 2022 Option Exercises and Stock Vested

	Option Awards		Other Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)(a)	($)(b)
Mr. Walker	-	-	2,975	141,521
Mr. Young	-	-	2,450	116,547
Mr. Whitman	-	-	8,049	382,891
Mr. Covey	-	-	1,400	66,598
Ms. Colosimo	-	-	1,050	49,949

(a)On August 31, 2022 the time-based tranche of the fiscal 2020 LTIP award vested, which was the completion of three years of service for the award recipients.

(b)The value realized was determined by multiplying the number of shares acquired upon vesting from the 2020 LTIP award by $47.57, which was the closing share price of the Company’s common stock on August 31, 2022.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits Upon Termination Without Cause

Our NEOs are subject to the same general (non-change-in-control) severance policies as all Franklin Covey employees.  Under our severance policy, Company employees, including each of the NEOs, who are terminated involuntarily by the Company without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance period up to 18 months, as stipulated by COBRA regulations.  As a condition to receipt of severance benefits, the NEO must agree to abide by specific non-compete, non-solicitation, and confidentiality requirements.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  The amounts below assume that each NEO experienced a qualifying termination of employment on August 31, 2022 (the last business day of fiscal 2022).

Estimated Severance Amounts as of August 31, 2022

						Target
						Severance
		Target Total			Target	Compensation	Target
		Severance	Base	Target	Annual Cash	(Excluding	COBRA
		Payment	Salary	Annual STIP	Compensation	COBRA)	Premiums
Name	Year	($)	($)	($)	($)	($)	($)
Mr. Walker	2022	1,516,206	500,000	375,000	875,000	1,480,000	36,206
Mr. Young	2022	684,051	350,000	235,000	585,000	663,750	20,301
Mr. Whitman	2022	321,455	200,000	200,000	400,000	307,692	13,763
Mr. Covey	2022	609,387	330,000	220,000	550,000	581,730	27,657
Ms. Colosimo	2022	788,891	375,000	250,000	625,000	757,211	31,680

Change-in-Control Severance Benefit

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, upon the occurrence of a change-in-control and a qualifying termination, each NEO is entitled to a lump-sum severance payment equal to one time their current annual total targeted cash compensation, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.  There are no excise tax gross-ups provided under the agreements.  The amounts below assume that each NEO incurred a qualifying termination of employment on August 31, 2022.

Estimated Change-in-Control Severance Amounts as of August 31, 2022

		Target Total			Target	Target
		Severance	Base	Target	Annual Cash	COBRA
		Payment	Salary	Annual STIP	Compensation	Premiums
Name	Year	($)	($)	($)	($)	($)
Mr. Walker	2022	901,149	500,000	375,000	875,000	26,149
Mr. Young	2022	602,892	350,000	235,000	585,000	17,892
Mr. Whitman	2022	417,892	200,000	200,000	400,000	17,892
Mr. Covey	2022	576,149	330,000	220,000	550,000	26,149
Ms. Colosimo	2022	651,149	375,000	250,000	625,000	26,149

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022.

Compensation Committee:

Nancy Phillips, Chair

Anne H. Chow

Craig Cuffie

CEO Pay Ratio Disclosure

•

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Company to disclose the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee (excluding the CEO) using the same methodology.

•

Our CEO’s annual total compensation for fiscal 2022, as disclosed in the Summary Compensation Table, is $2,116,006. The annual total compensation for our median employee is $86,615.  The ratio between the CEO’s and median employee’s annual total compensation as of August 31, 2022, is approximately 24:1.

•

To determine the median employee, we prepared a list of our employee population as of June 30, 2022.   We included the global employee population (approximately 1,100 employees), whether employed on a full-time, part-time, temporary, or seasonal basis.

•

We established a consistently applied compensation measure consisting of total cash paid from July 1, 2021, through June 30, 2022.  We annualized compensation for employees hired during that time.  Non-U.S. employee compensation was converted to U.S. dollars based on applicable exchange rates as of June 30, 2022.

•

We believe that the ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.  Given the rule’s flexibility, the method the Company used to determine the median employee may be different from its peers, so other companies’ CEO pay ratios may not be comparable.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2022.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee is comprised entirely of independent directors and operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2022.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2022, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board standards.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2022, for filing with the SEC.

Date:  November 10, 2022

Donald J. McNamara, Chairman

Craig Cuffie

Derek C.M. van Bever

OVERVIEW OF PROPOSALS

This Proxy Statement includes three proposals requiring shareholder action.  Proposal No. 1 requests the election of seven directors to the Board of Directors.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders or until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describe the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the seven nominees listed below.  Each of the nominees is currently serving as a director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Anne H. Chow, Craig Cuffie, Donald J. McNamara, Joel C. Peterson, Nancy Phillips, Derek C.M. van Bever, and Robert A. Whitman.

PROPOSAL NO. 2

Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of our executive compensation program.

The overall goal of our executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2022 in more detail.  We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its financial goals.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Deloitte & Touche LLP to audit our financial statements for fiscal 2023.  Deloitte began serving as our independent registered public accounting firm in the third quarter of fiscal 2016.  In making its selection, the Audit Committee took into account:

•	Deloitte’s knowledge of the Company’s business allows it to design and enhance its audit plan by focusing on known and emerging risks, which creates efficiency and controls cost through iteration.

•	Deloitte has a global footprint and the expertise and capabilities necessary to handle the breadth and complexity of our international business, accounting practices, and internal controls.

•

Deloitte generally attends each Audit Committee meeting and meets regularly in closed door sessions with our Audit Committee so they can provide timely and candid feedback to the Committee regarding accounting and control issues which may impact the Company.

•

Deloitte is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB), Big 4 peer reviews, and SEC regulations.  The results of these reviews are communicated to the Audit Committee.

•

Deloitte has significant policies and procedures in place to maintain its continued independence, including mandatory lead audit partner rotation to balance fresh perspectives with the benefits of having a tenured auditor with institutional knowledge.

The members of our Audit Committee believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interests of our Company and our shareholders.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2022 and 2021:

	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$698,134	$701,084
Audit-Related Fees(2)	20,000	-
Tax Fees(3)	391,479	54,465
All Other Fees(4)	-	-
	$1,109,613	$755,549

(1)Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)Audit-Related Fees consist of fees for services related to registration statements and other transactions.

(3)Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

(4)Deloitte did not provide any “other services” during the periods presented.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related services and tax services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2022 and 2021 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

The Board of Directors anticipates that one or more representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2023, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 21, 2023, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2023 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2022.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the one year anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2023, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 22, 2023 and November 21, 2023.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Universal Proxy Rules

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting, which will be November 21, 2023 (except that, if the date of the meeting has changed by more than 30 days from the previous year, then notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  These filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2022 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

Directions to Franklin Covey from Provo/South	Directions to Franklin Covey from Downtown/North
Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound	If entering I-15 from 600 South on-ramp southbound
Take the Redwood Road exit	Take the 21st South Freeway
Turn left (South) onto Redwood Road.	Take the first exit off 21st South Freeway which is Redwood Road
Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner	Turn left (South) onto Redwood Road.
You will pass UPS on your right	Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
Franklin Covey will be the block after UPS on your right	You will pass UPS on your right
2200 West Parkway Blvd., Salt Lake City, UT 84119	Franklin Covey will be the block after UPS on your right
Park at the Washington Building, this building has 3 big flagpoles at the front door	2200 West Parkway Blvd., Salt Lake City, UT 84119
Receptionist in the Washington building will be able to help you	Park at the Washington Building, this building has 3 big flagpoles at the front door
Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A

ADJUSTED EBITDA RECONCILIATION TO NET INCOME (LOSS)

We define “Adjusted EBITDA” as net income or (loss) excluding the impact of interest expense, income tax expense, amortization of finite-lived intangible assets, depreciation, share-based compensation expense, adjustments to the fair value of contingent consideration liabilities, and certain other items.  The Company references this non-GAAP financial measure in its disclosures and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2022	2021	2020	2019	2018
Reconciliation of net income (loss) to
Adjusted EBITDA:
Net income (loss)	$18,430	$13,623	$(9,435)	$(1,023)	$(5,887)
Adjustments:
Interest expense, net	1,610	2,026	2,262	2,063	2,154
Income tax provision (benefit)	3,634	(7,548)	10,231	1,615	367
Amortization	5,266	5,006	4,606	4,976	5,368
Depreciation	4,903	6,190	6,664	6,364	5,161
Stock-based compensation	8,286	8,617	(573)	4,789	2,846
Increase (decrease) to the fair value of
contingent earn out liabilities	68	193	(49)	1,334	1,014
Gain from insurance settlement	-	(150)	(933)	-	-
Government COVID-19 assistance	-	(299)	(514)	-	-
Knowledge Capital wind-down costs	-	-	389	-	-
Restructuring costs	-	-	1,636	-	-
ERP system implementation costs	-	-	-	-	855
Business acquisition costs	-	300	-	-	-
Licensee transition costs	-	-	-	488	-
	$42,197	$27,958	$14,284	$20,606	$11,878

FRANKLIN COVEY CO. 2200 WEST PARKWAY BOULEVARD SALT LAKE CITY, UT 84119-2331 SCAN TO l\ VIEW MATERIALS&VOTE VOTE BY INTERNET -www.proxvvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D62982-P64400 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. _ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY FRANKLIN COVEY CO. The Board of Directors recommends you vote FOR the following: 1. Election of seven directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify: Nominees: For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. □ □ □  The 01) Anne H. Chow 05) Nancy Phillips 02) Craig Cuffie 06) Derek C.M. van Bever 03) Donald J. McNamara 07) Robert A. Whitman 04) Joel C. Peterson   Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Advisory vote on approval of executive compensation. 3. Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for fiscal 2022. 4. Approve the Franklin Covey Co. 2022 Omnibus Incentive Plan. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com. FRANKLIN COVEY CO. Annual Meeting of Shareholders January 14, 2022 8:30 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 14,2022 at 8:30 a.m., local time, or any adjournment(s) thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed and returned in a timely manner, will be voted as specified. If no instructions are specified, this proxy will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4, and in accordance with the judgment of the persons named as proxy herein on any other matters that may properly come before the annual meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side